Exhibit 14.1

Code of Conduct

Introduction

F.N.B. Corporation and its subsidiaries and affiliates, are collectively referred to in this Code of Conduct (“Code”) as the “Company”. It is essential for us as an industry and as an organization within that industry to maintain a reputation for honesty and fair dealing.

This Code of Conduct reflects F.N.B. Corporation’s policy of responsible and ethical business practices, and applies to all directors, officers and employees of the Company and its subsidiaries. In addition to the Code of Conduct, all executive officers and financial executives will be subject to an additional Code of Ethics specifically designed for the most senior corporate officers. The Code reflects our commitment to conduct business honestly, fairly and ethically. By adopting this Code, we acknowledge that our success is based on the commitment of our representatives to observe and practice the highest standard of behavior. For convenience, the term “you” and “your” as used in this Code, includes directors, officers and employees and “we” and “us” refers to F.N.B. Corporation and each of its subsidiaries.

It is impracticable to think we can delineate all conduct required to ensure adherence to the high ethical standards expected of us, or set forth rules that cover all conceivable situations. This Code, therefore, is not intended to be all-inclusive, but should serve as a guide in applying our basic philosophy of conducting business with integrity and fairness.

Generally, you are expected to exercise good judgment and common sense in your decisions and in dealing with others. You are expected to comply with all applicable laws and regulations. Many of the laws and regulations which govern your conduct also apply to your “immediate family”, such as your spouse, children, grandchildren, parents, grandparents, brothers, sisters and in-laws, as well as anyone who resides with you. It is your duty and responsibility to familiarize yourself with the provisions of this Code, to inform family members of your obligations under this Code, and to explain how their actions could affect you.

A violation of the Code is a serious matter, and may be grounds for dismissal or other disciplinary action

Raising Ethical Issues and Reporting Misconduct

The Company’s reputation for integrity depends upon the conduct of its representatives. If you observe, have knowledge of or become aware of any illegal or improper conduct on the part of another person, if you have questions or concerns about issues that are governed by this Code, if any doubt exists regarding the propriety of any action, or if the application of the rules or guidance of this Code to a particular circumstance is unclear you should promptly contact any of the following:

•	your supervisor;

•	your Human Resources representative;

•	the Legal Department;

•	the General Auditor;

•	the Risk Manager; or

•	the Company’s Values line at 888-587-3574.

Additional contact information is at the end of this Code.

You should feel free to contact an appropriate management person in your department or one of the people listed above, whichever you believe is more appropriate. You may choose to remain anonymous. If you raise an ethical issue and you do not believe the issue has been addressed, you should raise it with another of the contacts listed above.

Unless you report such situations to management, we cannot appropriately deal with problems. If you conceal improper conduct, it often compounds the problem and may delay, hamper or preclude appropriate responses that could prevent further issues. Additionally, if you fail to disclose improper conduct of which you become aware, you are also exposing yourself to disciplinary action for failure to advise management of the problem.

Supervisory Responsibilities Concerning Reports of Misconduct

Upon learning of probable or actual misconduct, supervisors must immediately notify the Legal Department, Human Resources, General Auditor or Risk Manager. Supervisors who fail to take appropriate action may be held responsible for failure to supervise properly.

Retaliation is Prohibited

The Company prohibits retaliation against any individual who, in good faith, reports any violation of law, regulation, company policy or this Code of Conduct, or any individual who participates in, or otherwise supports, an investigation of such reports. Anyone who retaliates against an individual under such circumstances will be subject to disciplinary action up to and including termination.

Conflicts of Interest

A “conflict of interest” occurs in any situation in which you or a member of your immediate family stand to benefit, directly or indirectly, from a relationship with a supplier, customer, competitor or other person or company who deals with the Company. You are responsible for dealing fairly with the Company in business transactions and for ensuring that your personal and business interests do not bias decisions of Company representatives. Failure to ensure that transactions between employees and the Company are done properly may result in violation of law, regulatory sanctions or lead to reputation, liquidity, compliance or credit risks. You must strive at all times to avoid conflicts of interest, or even the appearance of a conflict, which could expose the Company to liability.

Service on Boards of Competitive Enterprises

No nominee for election to the Board may be (a) a director, officer or employee of a Competitive Enterprise (as defined below), or (b) directly or indirectly, or acting through one or more other persons or entities or in concert with others, own or control any equity voting or other ownership interest in excess of four and ninety-nine hundredths percent (4.99%) of any Competitive Enterprise, or (c) a consultant or advisor of a Competitive Enterprise on strategic or board or senior executive level business matters. As used in these Guidelines, the term “Competitive Enterprise” means any bank holding company, national bank, finance company or insured depository institution (including any institution in the organizational stage or in the process of applying for or receiving appropriate regulatory approval), including any state chartered bank, savings bank, savings and loan association, credit union or other financial institution or financial services provider or non-banking affiliate of such financial services entities. By consenting to serve as a director of the Company, each nominee for election to the Board will be deemed to have acknowledged and agreed that, if elected as a director of the Company, he or she (a) will not during his or her term (1) be a director, officer or employee of any Competitive Enterprise, or (2) directly or indirectly own any ownership interest in any Competitive Enterprise if such ownership interest is in excess of four and ninety-nine hundredths percent (4.99%), and (b) agree to immediately and voluntarily (i) resign from the Company Board or the Board of the Competitive Enterprise in the event of the occurrence of any of the events specified in subparagraph (1) above, and (ii) resign from the Company Board in the event of the occurrence of any of the events specified in subparagraph (2) above. Before accepting a position or consenting to serve on the board of directors (or similar governing body) of another publicly traded company or any other for profit business entity or organization, or directly or indirectly acquiring an ownership interest in excess of 4.99% of a Competitive Enterprise, a director of the Company should notify the Chairman of the Nominating and Corporate Governance Committee of the same.

Preferential Treatment

Favoring the interests of certain customers, suppliers, or fellow employees over what would be standard practice or accepted policy for the general public constitutes preferential treatment solely because of a personal relationship with such individuals. You may not provide preferential treatment for yourself, family members or close friends. You are not permitted to make loans or handle other sensitive financial transactions for yourself or your immediate family members. These matters must be handled by an unrelated officer or employee. Types of preferential treatment are:

Better loan terms. Regulation O allows for the extension of credit pursuant to a compensation or benefit program widely available to all employees of the Company. The Company will not give preferences to any representatives of the Company which are not available to others similarly situated.

Personal involvement in a business deal. Transactions between representative of the Company and the Company must be at arm’s-length and at a minimum comply with the following requirements: (a) the transaction complies with laws, especially laws pertaining to insider transactions; (b) the terms of the transaction are fully documented and are no more favorable than those available to the general public; and (c) the transaction has been discussed with and approved by your immediate supervisor who will confer with an appropriate Company representative.

Taking Business Opportunities

A conflict of interest exists if you take for yourself a business opportunity which belongs to the Company. These opportunities rightfully belong to the Company when the Company has first pursued the opportunity, when the business has been offered to the Company, when it is the type of business in which the Company competes, when the Company has funded it, or when the Company has devoted facilities or personnel to develop it. For example, if, as an employee, you helped develop a training program or software package and then start a business to sell those products to other companies outside the Company, you would be improperly taking a business opportunity belonging to the Company.

Giving Tax or Legal Advice

Customers often ask for advice on certain topics involving their accounts or finances. To avoid a conflict of interest, you should avoid giving any advice unless it is an inherent part of your job. You should consult the appropriate legal or regulatory personnel within the Company when unsure what to do. You should never give tax or legal advice which you are not both qualified and licensed to provide.

When you consult the Legal Department for help in handling a situation, the answer you are given will represent the best interests of the Company. Customers should not expect or rely on information from our Legal Department for their personal use, but should always be encouraged to seek out their own attorneys. If a customer asks you for the name of an attorney, be careful to avoid the appearance of favoritism or potential influence over the customer’s decisions. Name several individuals, or better yet, encourage the customer to contact the local lawyer referral service.

Confidential Information

Confidentiality has always been an essential part of the financial industry. Our customers give us a great deal of sensitive information about themselves and trust us to keep this information confidential. It is your responsibility to safeguard information about the Company, its customers, suppliers, shareholders and employees. Information you acquire through your affiliation must be held in the strictest confidence. This information is to be used solely for business purposes of the Company, and never for personal gain. It must not be disclosed to anyone else, including family members or even another Company representative, unless the other representative has a legitimate business reason for obtaining the information in order to perform his or her duties for the Company. You must avoid any indiscriminate handling of documents and discussion of confidential information in common areas such as hallways, rest rooms and lunch areas. Except for routine credit inquiries, confidential information may be disclosed to persons outside the Company only when authorized in writing by the customer or as required by law (under subpoena or other legal process). Any disclosure of privileged or confidential information could expose both you and the Company to liability.

In addition to any information about the Company’s customers, confidential information is any information relating to the Company’s business which it has not previously released; this includes information such as marketing and business plans, financial information, costs, privacy information, customer and client lists, relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and any information which any of them provide to the Company.

You are not to remove from the premises of the Company or its affiliates, except as a representative of the Company in pursuit of the business of the Company, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any confidential information. It is also important for you to recognize that all such documents, tangible and intangible, are property of the Company. At any time upon request by the Company or at the time of termination of your relationship with the Company, you shall return all such material to the Company. In addition, you may not retain any copies, duplicates, reproduction or excerpts of confidential information.

Company’s Interest in Confidential Information

The confidential information discussed above is valuable property of the Company and which it desires and intends to protect under applicable laws. Additionally, our customers’ trust is paramount. Therefore, keeping customer information secure and using it appropriately is important to the Company. If you fail to abide by the confidential information provisions of this Code, the Company may take disciplinary action against you or, if appropriate, legal action to compel you to cease any activity violating the Code or to return to property or enforce another remedy available to the Company

Insider Trading

Information about the Company is disclosed to the public in a way so that everyone interested in the Corporation or its securities will receive that information at the same time. Early or unauthorized disclosure is a violation of federal securities laws.

The use of material non-public information concerning the Company (also known as “inside information”) in securities transactions (“insider trading”), or the communication of that information to others who use it in securities trading, may violate federal securities laws. Violations of these securities laws are likely to result in harsh consequences for the individuals involved, including:

•	Exposure to investigations by the Securities and Exchange Commission (SEC);

•	Criminal and civil prosecution;

•	Relinquishing any profits realized or losses avoided through use of the information;

•	Significant monetary penalties;

•	Significant prison terms; and/or

•	Liability in private lawsuits brought by persons with whom the employee engages in securities transactions.

Insider trading violations can also expose the Company and those acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading.

Neither you nor any member of your household may purchase or sell any security whether or not issued by the Company, if you possess non-public material information about the entity whose security you are purchasing or selling. If you have any knowledge of material information regarding the Company or another entity that transacts business with the Company (such as a merger acquisition candidate or vendor) you may not communicate such information to any other person unless that person requires that information to perform his or her professional duties. This prohibition applies to the Company’s securities as well as to the securities of other companies. It applies to transactions for any Company account, client account or personal account. A personal account is any account which you have a financial or beneficial interest or the power to affect or ability to influence trading or investment decisions, either directly or indirectly. Personal accounts typically include accounts of spouses, children or other members of your household, and accounts over which you have investment discretion.

Employees shall not engage in hedging strategies using puts, calls or other derivative securities based on the value of Company stock. However, Employees are permitted to pledge their stock as collateral for repayment of a loan.

Employees should consult with the Legal Department if they have any questions pertaining to these restrictions.

“Material Information” means information relating to the Company (or any other entity with publicly-traded securities), or its affiliates, its business operations or securities, which would be likely to affect the market price of any of its securities, or would be likely to be considered important by an investor in determining whether to buy, sell, or hold those securities if the information were to be publicly disseminated. Some examples of the types of information often found to be “material” are:

•	Earnings estimates;

•	Dividends;

•	Major new discoveries or advances in research;

•	Acquisitions, including mergers and tender offers;

•	Sales of substantial assets;

•	Change in debt ratings;

•	Significant write-downs of assets or additions to reserves or bad debts or contingent liabilities;

•	Liquidity problems;

•	Important management developments;

•	Public offerings;

•	Major price or marketing changes;

•	Labor negotiations;

•	Significant litigation or investigations by internal auditors or government bodies.

Information about a company should be considered non-public if it is not widely disseminated to the general public. Information would generally be deemed “widely disseminated” if it has been disclosed, for example, in:

•	The Dow Jones broad tape;

•	News wire services such as Associated Press (AP) or Reuters;

•	Radio or television;

•	Newspapers or magazines;

•	Public documents filed with SEC, such as periodic reports, prospectuses or proxies.

Sale of Trust Assets

You are generally not permitted to purchase assets owned by or administered by First National Trust Company in its custodial, administrative, or fiduciary capacity. If you have any questions about the sale of trust assets, you should consult the Compliance or Legal Department.

Maintaining the Accuracy of Bank Records

The Company’s records must be completely accurate. In order to insure such accuracy, you must continually provide information to others within the Company that it is accurate, complete, objective, relevant, timely and understandable. You may not make any false or misleading entries in the Company’s books, records or filings or provide false information to anyone. Your appropriate actions will insure that the Company will timely record all transactions correctly in accordance with regulatory requirements.

You are personally responsible for the integrity of the information, reports and records under your control. You must always prepare financial statements in accordance with generally accepted accounting principals and fairly present, in all material respects, the Company’s financial condition and results. You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding.

If you become aware of questionable accounting or auditing matters, your must report the information immediately. You may report the information to any of the people noted in the Raising Ethical Issues and Reporting Misconduct sections of this Code or to the Chairman of the Audit Committee. This submission may be anonymous, if you so choose. The Audit Committee is charged with receiving and handling all such issues in a confidential manner. When appropriate, the Audit Committee will promptly report violations of the Code of Conduct in accordance with rules and regulations established by the Securities and Exchange Commission.

Breach of Trust or Dishonesty

As a Company employee, you must comply with all laws and regulations, including those specific to our industry. If you specifically violate any applicable Company industry laws (such as check kiting, embezzlement, accepting or making fraudulent statements or making fictitious loans), you will lose your job and, in most cases, suffer the consequences of criminal prosecution. If you are convicted of a criminal offense, whether or not it is related to the Company, you will still face substantial fines and imprisonment.

Specifically, the law prohibits:

•	Taking any money, funds, credits, assets, securities, software, or other property from the Company, including embezzlement of misappropriation of funds.

•	Taking gifts, favorable treatment, bribes or anything of value in conjunction with general business decisions or Company transactions.

•	Making false entries in accounting records, reports, financial statements or other documents.

•	Using threats, physical force or other unauthorized means to collect money.

•	Using Company funds or assets to finance campaigns for political office.

•	Making a loan or giving a gift to an examiner who has the authority to examine the Company or to an external auditor who has the authority to audit the Company.

•	Failing to report currency transactions and other matters as required by the Bank Secrecy Act.

•	Knowing that a criminal offense has been committed and not notifying appropriate Company personnel and helping someone avoid capture or punishment.

Tie-Ins and Competition

Although you are encouraged to promote the sale of all of the various products and services offered by the Company, you should be aware that federal law prohibits: “certain tying arrangements.” A tying arrangement is one in which a seller places conditions on offering a Company product or service which obligate a Company customer to purchase a separate Company product or service. These prohibitions do not apply, however, to certain traditional Company practices, such as requiring a compensating balance in connection with a loan.

Additionally, the Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between you and an employee of another Company to fix prices, allocate markets or customers, or refuse to deal with particular suppliers or customers. If you are in contact with competing Companies, you must avoid any conversation that might give the appearance of making such agreements. Be especially careful at social or professional gatherings, where information related to the Company’s business dealings could be overheard by a competitor.

Gifts

Pursuant to the Bank Bribery Act, you are not allowed to ask for or receive “anything of value” (including entertainment, meals, travel, or lodging) from current or prospective clients, consultants, vendors or professional service providers. A rule of thumb about gifts is: Always decline any gifts, regardless of value, for you or your family if the gift is intended to, or has the appearance of intending to influence the decisions you make for the

Company including the expectations of the return for any business or service from the Company or if there is corrupt intent or an intention to influence or reward a business decision or transaction involving the Company.

A “business decision” includes, but is not limited to, awarding business to a supplier, or service provider, extending credit, underwriting transactions, giving or receiving investment advice, and handling trust matters, checking accounts and any other transactions involving customers and suppliers. A business decision applies both before and after a transaction is discussed and completed.

The Bank Bribery Act applies to the person who offered the gift as well as the person who received it. A violation of the Act can result in substantial penalties, fines and/or imprisonment.

What may be accepted: There are some types of gifts, favors or entertainment which may be accepted under certain circumstances. Here are a few examples:

•	Business Gratuities. Business gratuities for you, your spouse, family member or guest for travel, lodging, meals and entertainment which exceed the annual “nominal gift” amount described in this Code will normally be permissible under the Bank Bribery Act if they (i) are reasonable in amount, (ii) are expended in the course of a legitimate business meeting or an event intended to foster better business relations, (iii) would be paid by the Company as a business expense if not paid by the outside third party, and (iv) are not solicited by you for your own or another person’s benefit. In the event that you have any question regarding whether a business expense is one which would be paid by the Company as a business expense if not paid by an outside third party, you should consult your supervisor or the Legal Department.

•	“Nominal” gifts. Subject to any stricter policies adopted by your business unit, you may occasionally accept small gifts or gratuities offered as advertising or promotional material (pencils, key chains, calendars, note pads, etc.) or gifts of tickets to sporting events, theater shows or other entertainment events) from a current or prospective client, consultant, vendor or professional service provider if such gifts or gratuities are non-cash items of nominal value and do not accumulate to more than $200 per giver per year. Gifts of cash in any amount are never permitted.

•	Personal gifts. You may accept gifts of nominal value when they are related to recognize special occasions such as a graduation, promotion, new job, wedding, retirement, or a holiday. You also may accept a gift if it is given based on an obvious family or close personal relationship and the circumstances clearly indicate that it is unrelated to the business involved between you and the other person.

•	Gifts rewarding service or accomplishments. You may accept a gift from a civic, charitable, or religious organization given specifically because of your service or accomplishment.

•	Discounts or rebates. You may accept discounts or rebates on merchandise or services if they do not exceed those available to other customers. You also may take advantage of any discount on Company services or products if they are the standard discounts offered to all employees.

When Gifts or Gratuities are Never Acceptable: Remember, though, that it is not acceptable for you to solicit a gift or gratuity (even if its value is nominal) for your own or another person’s benefit. Further, gifts of nominal value, business gratuities, gifts rewarding service or accomplishments and even personal gifts are not allowed if the gift is given in connection with a business decision with the intention to exert influence on you. If you are unsure if you may accept the gift or gratuity, consult with your supervisor who will consult with appropriate Company personnel.

There may be other circumstances in which receiving a gift would be acceptable. If you are unsure about a particular situation, discuss it with your supervisor, or the Legal Department. If someone sends you a gift which does not comply with the guidelines stated above and you were unable to decline it personally, report it to your immediate supervisor who will confer with appropriate Company personnel for direction on how to proceed.

Outside Activities

Involvement in civic and political activities is beneficial to an employee’s personal growth and influence within his or her community and profession, as well as to the Company. However, you are expected to avoid any outside interest or activity that will interfere with your duties at the Company. Generally, your outside interests or activities should not:

•	Significantly encroach on the time or attention you devote to your duties

•	Adversely affect the quality of your work

•	Compete with the Company’s activities

•	Involve any significant use of Company equipment, facilities or supplies

•	Imply Company sponsorship or support

•	Adversely affect the Company’s reputation.

Civic Activities: Active participation in religious, community, professional or charitable organizations is encouraged. Approval is not required to participate in or accept appointment as a trustee, director or officer of a non-profit organization unless there is a lending relationship or some other potential conflict of interest between the organization and the Company.

Political Activities: You are encouraged to participate in political activities on your own time and in accordance with your individual desires and political preferences. However, it must be clear at all times that your participation is done as an individual and not as a representative of the Company. Before accepting an appointment to or a nomination for public office, you must complete the Status Form - Code of Conduct and submit it for approval to the Human Resources Department. You should contact your immediate supervisor to begin the process. The Company is strictly prohibited from contributing money, property or services to any political party or candidate, either domestic or foreign. Loans are also prohibited, except when made in the ordinary course of business and in compliance with federal and state laws.

First National Bank of Pennsylvania Political Action Committee, which is funded by personal contributions made by the Company’s employees, is the only permissible source for funding political contributions on behalf of the Company. Accordingly, any proposed political contribution or expense incurred by Company representatives must be approved in advance by the PAC. This prohibition includes monetary contributions, the use of facilities for a fund raiser, purchase of tickets for receptions or dinners, advertisements and journals, payments for services and gifts to officials.

Business and Employment Activities: Employees may not accept a position as a director, trustee, officer, owner or general partner of an outside business organized for profit without the prior written approval of the Human Resources Department. You are advised to contact your immediate supervisor to initiate your request for approval. After submission of the Status Form- Code of Conduct and you receive appropriate approval, you are expected to exercise good judgment when participating in any decisions involving a relationship between the organization and the Company.

You must not engage in outside employment or business ventures that interfere or conflict with the satisfactory fulfillment of your responsibilities to the Company. You should not accept outside employment as a representative who prepares, audits, or certifies statements or documents pertinent to the Company’s business, nor should you engage in business ventures where the primary purpose is competition with the Company. Submission of the Status Form - Code of Conduct and appropriate approval is required before engaging in activities such as consulting, preparing tax returns, selling real estate or rendering legal advice.

You should not invest in or have a personal business involvement with a customer if you are responsible for the management of the Company’s relationship with that customer.

You may be prohibited by federal law from participating in “interlocking affiliations” that is, dual service as an employee of an organization that is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or to the securities; as a director, officer or employee of any commercial Company, Company association, trust company or savings Company not owned by FNB Corporation; or as a director or officer of a registered public utility holding company or subsidiary.

Fiduciary Activities: To avoid the appearance of conflicts, you should not agree to serve as an executor, trustee, personal trust advisor, guardian or other position for anyone except a member of your immediate family.

Employees may not accept bequests from Company customers. If this should occur, you must take whatever legal steps are necessary to renounce the bequest. Any exception to this policy will be based on a clear representation that you had a close personal relationship with the deceased who was unrelated to your employment with the Company.

Personal Finances

No profession or industry has been held to a higher standard of conduct or provided greater public service than the banking industry. Companies have traditionally recognized their duty to act in a manner of public trust and confidence. Because you are a professional within the financial services industry, our customers have a right to assume that you manage your finances impeccably. Consequently, you must avoid activities that may cause the public to lose confidence in you or the Company. It is imperative that employees avoid overdrafts, misuse of Company accounts, check kiting or involvement in criminal misuse of an account. In fact, engaging in any of these activities could subject you to disciplinary action, up to and including termination.

Investing in Other Businesses

Generally, you should not invest directly or indirectly in:

•	The stock or business of a competitor, supplier or customer, unless that company’s shares are publicly traded on a stock exchange or in the over-the-counter market (see Insider Trading).

•	A company, business or other opportunity made available to you by a customer or supplier of the Company.

•	Any company or business in which your ownership would be 4.99% or more.

If you desire to do so, you must contact your immediate supervisor to begin the approval process.

Borrowing or Lending Money

Extending credit is an essential function of our Company. As an employee, you must be especially careful how you conduct your personal borrowing or lending activities. These guidelines will help prevent conflicts of interest and/or violations of federal law. When necessary, contact your immediate supervisor to begin the approval process.

•	You should not borrow from a Company customer or borrow personally from employees. Neither should you co-sign, endorse or assume liability for borrowing of any customer (except a member of your family).

•	Directors and executive officers are subject to the borrowing limitations of Regulation “O,” a federal regulation which pertains to lending to a director or executive officer, it is your responsibility to understand and comply with Reg O. Specific information is available from the Legal Department.

•	Lenders may not offer preferential interest rates, terms or waive fees on any kind of loan to any director or executive officer unless widely available to other employees.

Acknowledgment

At the time of each employee’s review, or at least annually, each employee must sign an acknowledgment of their review of the current Code of Conduct with all appropriate disclosures noted. Certain disclosures must be made to your supervisor or others as situations arise.

Non-Employee Directors will include relevant information in these areas as part of the annual completion of the Regulation O questionnaire.

If you have any questions in these areas, please contact your immediate supervisor, Human Resources or the Legal Department. All inquiries in these matters will be strictly confidential in accordance with policy and applicable laws and regulations.

Obtaining Approvals

If the supervisor is unable to resolve any issue related to an employee (who is not a Company Senior Executive, Financial Manager or Director) under the Code of Conduct, the supervisor must immediately request assistance from the Code of Ethics Committee which shall be comprised of the Company’s General Auditor, Director of Human Resources and the Chief Legal Officer. Waivers of this Code of Conduct for any issue related to an employee shall be approved by the unanimous vote of the Code of Ethics Committee. The Code of Ethics Committee will record minutes of any meeting and waivers of this Code of Conduct shall be documented in writing. Only the Audit Committee may grant a waiver of the Code of Conduct for Senior Executives, Financial Managers or Directors.

Important Contact Information

Legal Department	Human Resources Department
One F.N.B. Boulevard, 1st Floor	c/o Human Resources Director
c/o Chief Legal Officer	3015 Glimcher Blvd.
Hermitage, PA 16148	Hermitage, PA 16148
Phone: (724) 983-3435	Phone: (724) 983-3477
Facsimile: (724) 983-3349	Facsimile: (724) 983-3509

Audit Department	Values Line
c/o General Auditor	Phone: 1-888-587-3574
3320 E. State Street 2nd Floor
Hermitage, PA 16148
Phone: (724) 983-3542
Facsimile: (724) 983-3302

Risk Management Department
c/o Chief Risk Officer
One F.N.B. Boulevard, 1st Floor
Hermitage, PA 16148
Phone: (724) 983-4842
Facsimile: (724) 983-4857